UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2014

THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	1-14260	65-0043078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Suite 700, Boca Raton, Florida		33487
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (561) 893-0101

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2014, the Board of Directors (the “Board”) of The GEO Group, Inc. (“GEO”) received a letter from
Norman A. Carlson informing the Board that he is retiring from the Board and all committee positions effective on December 31, 2014. Mr. Carlson has served as a member of the Board since 1994 and he currently serves as the chairman of GEO’s Operations and Oversight Committee and is a member of GEO’s Corporate Planning Committee and Independent Committee. Mr. Carlson’s decision to retire from the Board did not involve any disagreement with GEO, management or the Board.

In recognition of Mr. Carlson’s 20 years of distinguished service, his invaluable expertise in the corrections industry and his extensive knowledge of GEO and its operations, and as provided in Article VI, Section 8 of GEO’s bylaws, the Board has determined to appoint Mr. Carlson to the position of Director Emeritus of GEO effective January 1, 2015. As Director Emeritus, Mr. Carlson will consult with GEO and the Board and may attend, but not vote at, meetings of the Board. As consideration for his service as Director Emeritus, Mr. Carlson will receive an annual retainer of $50,000 to be paid quarterly so long as he retains the title of Director Emeritus. Mr. Carlson’s stock option awards and restricted stock awards will continue to vest according to the terms of The GEO Group, Inc. 2014 Stock Incentive Plan so long as he retains the title of Director Emeritus. Mr. Carlson’s status as Director Emeritus will be reviewed annually by the Nominating and Corporate Governance Committee and the Board.

GEO and the Board thank Mr. Carlson for his many years of dedicated service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.

December 15, 2014	By:	/s/ Brian R. Evans
Date		Brian R. Evans Senior Vice President and Chief Financial Officer (Principal Financial Officer)

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